EXHIBIT 21.1
SUBSIDIARIES OF COMMERCIAL VEHICLE GROUP, INC.

Entity		Jurisdiction

1.	Trim Systems, Inc.	Delaware

2.	Trim Systems Operating Corp.	Delaware

3.	CVG International Holdings, Inc.	Barbados

4.	CVG Vehicle Components (Shanghai) Co., Ltd.	China

5.	CVS Holdings Limited	United Kingdom

6.	Commercial Vehicle Systems Limited	United Kingdom

7.	Bostrom Limited	United Kingdom

8.	Bostrom Investments Limited	United Kingdom

9.	KAB Seating, L.L.C.	Delaware

10.	Bostrom International Limited	United Kingdom

11.	KAB Seating AB	Sweden

12.	KAB Seating PTY. LTD.	Australia

13.	KAB Seating SA	Belgium

14.	National Seating Company	Delaware

15.	KAB Seating Limited	United Kingdom

16.	KAB Pressings Limited	United Kingdom

17.	KAB Components Limited	United Kingdom

Entity		Jurisdiction
18.	CVS Holdings, Inc.	Delaware

19.	Sprague Devices, Inc.	Delaware

20.	CVG Management Corporation	Delaware

21.	CVG Logistics, LLC	Delaware

22.	Mayflower Vehicle Systems, LLC	Delaware

23.	T.S. Mexico S. de R. L. de C.V.	Mexico

24.	Monona Corporation	Delaware

25.	Monona Wire Corporation	Iowa

26.	Monona (Mexico) Holdings LLC	Illinois

27.	MWC de Mexico S. de R.L. de C.V.	Mexico

28.	EMD Servicious, S.A. de C.V.	Mexico

29.	Cabarrus Plastics, Inc.	North Carolina

30.	CVG European Holdings, LLC	Delaware

31.	CVG International GP	Bermuda

32.	C.I.E.B. Kahovec, spol. s.r.o.	Czech Republic

33.	CVG Czech Management, s.r.o.	Czech Republic

34.	CVG Global s.a.r.l.	Luxembourg

35.	CVG Czech I s.r.o.	Czech Republic

36.	PEKM Kabeltechnik s.r.o.	Czech Republic

37.	Prettl MKRT Ukraine LLC	Ukraine

38.	CVG Oregon, LLC	Delaware

Entity		Jurisdiction
39.	CVG CS LLC	Delaware

40.	Commercial Vehicle Group Mexico S. de R.L. de C.V.	Mexico

41.	CVG AR LLC	Delaware

42.	CVG Alabama, LLC	Delaware